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                 March 21, 2022

       Elizabeth Wideman
       Deputy General Counsel
       Comcast Corp.
       One Comcast Center
       Philadelphia, Pennsylvania 19103-2838

                                                        Re: Comcast Corp.
                                                            Registration
Statement on Form S-4
                                                            Filed March 18,
2022
                                                            File No. 333-263674

       Dear Ms. Wideman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              John B. Meade